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                                                                     Exhibit 8.1

                   MYERS, HAWLEY, MORELY, MYERS & MCDONNELL
                          An Association of Attorneys
                                166 Main Street
                                 P.O. Box 280
                       Los Altos, California 94023-0280
                            Telephone: 415-948-1600
                            Facsimile: 415-949-3581


                                January 3, 1996


Sequoia Data Corporation
433 Airport Blvd., Suite 414
Burlingame, CA  94010

     Re: Plan of Reorganization and Agreement by and among TMS, Inc., SAC Acquisition Corp., Sequoia Data
          Corporation and Dana Allen

Gentlemen:

     We have acted as counsel to Sequoia Data Corporation, a California corporation ("SEQUOIA"), in connection with the proposed merger (the "Merger") of SAC Acquisition Corp., an Oklahoma corporation ("SAC") which is a wholly-owned subsidiary of TMS Inc., an Oklahoma corporation ("TMS"), into SEQUOIA, pursuant to the terms of the Plan of Reorganization and Agreement of Merger dated as of November 7, 1995 (the "Reorganization Agreement") by and among TMS, SAC, SEQUOIA, and Dana Allen, as described in the Registration Statement on Form S-4 to be filed by TMS with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meanings assigned to them in the Registration Statement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, or
(I) the Reorganization Agreement (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to use as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of TMS, SAC, SEQUOIA, and Dana Allen, to the extent set forth in the Reorganization Agreement or the Registration Statement.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department
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SEQUOIA DATA CORPORATION
JANUARY 3, 1996
Page 8

Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

     Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under
Section 368(a) of the Code, and TMS, SAC, and SEQUOIA will each be a party to the reorganization within the meaning of Section 368(b)of the Code.

     As a tax-free reorganization, the Merger will have the following Federal income tax consequences for SEQUOIA shareholders, SEQUOIA, SAC and TMS:

     1. No gain or loss will be recognized by holders of common stock of SEQUOIA ("SEQUOIA Common Stock") as a result of the exchange of such shares for shares of TMS common stock, ("TMS Common Stock") pursuant to the Merger.

     2. The tax basis of the shares of TMS Common Stock received by each shareholder of SEQUOIA will equal the tax basis of such shareholder's shares of SEQUOIA Common Stock exchanged in the Merger.

     3. The holding period for the shares of TMS Common Stock received by each shareholder of SEQUOIA will include the holding period for the shares of SEQUOIA Common Stock of such shareholder exchanged in the merger.

     4.   TMS will not recognize gain or loss as a result of the Merger.

     5.   SEQUOIA will not recognize gain or loss as a result of the Merger.

     6.   SAC will not recognize gain or loss as a result of the Merger.

     Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreements. This opinion is being furnished only to you in connection with the Merger and solely for your benefits in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

                               Very truly yours,



                         By:   /s/  John P. McDonnell
                            -----------------------------
                                John P. McDonnell